Exhibit 10.1

Corporate Office & Distribution Center

February 25, 2021

Robert Goodwin

Re: Promotion Letter

Dear Robert,

Congratulations! This letter will confirm that Tillys has offered you a promotion to SVP, General Merchandise Manager, on the following terms and conditions:

1.Effective Date. Unless otherwise agreed, you will be transitioning positions from a SVP of Men’s Merchandising to SVP, General Merchandise Manager role effective on February 21, 2021 reporting to Ed Thomas, President and CEO.

2.Compensation. You will be paid a salary, at the new biweekly rate of $13,461.54. Your new annual salary equals $350,000. You will be classified as a Salaried Exempt Employee.

3.Vacation. You will continue to earn paid vacation at the approved rate each year from the anniversary of your original hire date.

4.Stock Options. 50,000 non-qualified stock options covering Tillys, Inc. class A common stock will be granted to you on March 24, 2021, subject to approval by the compensation committee. These options will vest 25% on each anniversary of the grant date and will have an exercise price equal to the closing price of Tillys class A common stock on the grant date. The terms of this equity award are set forth in Tillys 2012 Amended and Restated Equity and Incentive Plan and in the award agreement that will accompany the grant.
5.Bonus. You will continue to be eligible for our Annual Bonus Plan ("Bonus Plan"), subject to the terms of the Bonus Plan. Your target bonus will be 35% of your base salary. Your stretch bonus potential will be at 70% of your base salary.

6.At-will employment. Your employment is at-will. Therefore, you may leave your employment at any time and Tillys may transfer, reassign, suspend, demote or terminate your employment, at any time, for any reason, with or without cause, and with or without notice.

7.Non-solicitation. At Tillys you will have access to confidential information about Tillys employees. During your employment and for one year thereafter, you will not, whether for your own account or for any business organization, encourage or solicit any Tillys employee to leave Tillys employment. You acknowledge that violating this provision will cause Tillys irreparable harm that cannot be compensated by monetary damages alone, and that an injunction is an appropriate provisional remedy.

This letter contains the entire agreement with respect to the terms of your promotion. It supersedes any and all other agreements, either oral or in writing, with respect to the employment relationship. You and Tillys acknowledge and agree that no representations, inducements, promises or agreements, oral or otherwise, have been made between you and Tillys, or anyone acting on behalf of you or Tillys, which are not included in this letter. You and Tillys acknowledge and agree that no other agreement, statement or promise not included in this letter shall be valid or binding. The terms of your employment, as set out in this letter, may not be modified or amended by oral agreement or course of conduct, but only by an agreement in writing signed by both you and Tillys CEO or CFO or Vice President of Human Resources.

If you accept our offer on the terms and conditions set forth in this letter, please initial each page, sign where indicated and return the original of this letter to us, you may retain the document marked “Confidential Copy” for your records.

Sincerely yours,

/s/ Jaheida Sanchez______________________
Signature
Jaheida Sanchez__________________________
Print Employee Name

Director of Human Resources
Tillys

Accepted:

/s/ Robert Goodwin_____________________
Signature
Robert Goodwin__________________________
Print Employee Nam
02/25/2021________________________________
Date